Exhibit 10.1

EXECUTION VERSION

CONSENT AGREEMENT

THIS CONSENT AGREEMENT (this “Agreement”), dated as of January 8, 2008, is made by and between CBS Radio Inc. (“CBS Radio”), Westwood One, Inc., a Delaware corporation (“Westwood One”) and Thomas F.X. Beusse (“Beusse”).

WHEREAS, CBS Radio manages Westwood One pursuant to a management agreement, as previously amended, having a term running through March 31, 2009 (the “Management Agreement”);

WHEREAS, Westwood One wishes to enter into an employment agreement with Beusse, to serve as its Chief Executive Officer, substantially in the form attached hereto as Exhibit A (the “Employment Agreement”);

WHEREAS, pursuant to the Management Agreement and in accordance with this Agreement, CBS Radio is willing to have Beusse serve as the new Chief Executive Officer of Westwood One; and

WHEREAS, CBS Radio, Beusse and Westwood One wish to set forth their respective rights and obligations with respect to the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby acknowledge and agree to the following:

1.	CBS Radio hereby:

(a)	Agrees, pursuant to the Management Agreement, to have Beusse serve as the new Chief Executive Officer of Westwood One commencing on January 8, 2008; and

(b)
Agrees to reimburse Westwood One (subject to Westwood One’s compliance with the Management Agreement) for all costs and expenses incurred by Westwood One under the Employment Agreement (for the following periods) until the earlier of (i) the expiration of the term of the Management Agreement, and (ii) the closing of the transactions set forth in the Master Agreement between CBS Radio and Westwood One executed on October 2, 2007 (such earlier date to be referred to as the “Termination Date”). Notwithstanding the foregoing, CBS Radio shall not be required to reimburse Westwood One for (a) any contractual severance or termination obligations under the Employment Agreement (and Westwood One will indemnify, defend and hold CBS Radio harmless from the same) other than to the extent that Beusse is terminated by Westwood One prior to the Termination Date at the written request of CBS Radio, (b) any stock or equity related awards, (c) any third party broker’s or finder’s fees in connection with Beusse’s hiring, and (d) any travel and business expenses.

2.
The parties agree that pursuant to the Management Agreement and through the Termination Date, Beusse shall take direction from and report to both (a) the Board of Directors of Westwood One pursuant to the terms of the Employment Agreement, and (b) the Chief Executive Officer of CBS Radio or his designee (the “CBS Radio CEO”); provided, however, that if Beusse receives directions from both Westwood One and the CBS Radio CEO that conflict with each other, Beusse shall be obligated to follow the directions from Westwood One and not those of the CBS Radio CEO. Furthermore, CBS Radio will have no responsibility for any matter where Beusse has followed the direction of the Board of Directors of Westwood One in such conflict scenario and Westwood One will indemnify, defend and hold CBS Radio harmless for any loss resulting from such matter. Any failure by Beusse to follow the conflicting directions of the CBS Radio CEO will not provide a basis for Westwood One to terminate Beusse for a “Cause Event” (as defined in the Employment Agreement), although the parties acknowledge that nothing herein shall prohibit CBS Radio from requesting Westwood One to terminate Beusse at any time through the Termination Date in accordance with the Management Agreement. Beusse and Westwood One agree that to the extent necessary, this paragraph 2 shall constitute an amendment to the Employment Agreement, and all other terms and conditions of the Employment Agreement are hereby ratified and confirmed and will remain in full force and effect. The parties agree that prior to the Termination Date, there will be no amendment to the Employment Agreement without the written approval of all three parties to this Agreement.

3.
Westwood One, by and through its Board of Directors, agrees and acknowledges that paragraphs 1 and 2 above are consistent with and in compliance with CBS Radio’s responsibilities and duties under the Management Agreement and that Sections 1.8, 1.9 and 1.10 of the Management Agreement shall fully apply to Beusse in the same manner as if Beusse were an employee of CBS Radio. Westwood One and CBS Radio agree that to the extent necessary, this Agreement shall constitute an amendment to the Management Agreement and all other terms and conditions of the Management Agreement are hereby ratified and confirmed and will remain in full force and effect.

4.	Beusse agrees that in consideration for CBS Radio’s consent to this Agreement, CBS Radio shall be entitled to and Beusse hereby grants to CBS Radio the following rights under the Employment Agreement:

(a)	Protection of CBS Radio’s Confidential Information (as defined in the Employment Agreement) to the same extent as applicable to Westwood One pursuant to Section 9 of the Employment Agreement;

(b)	Copies of all notices from or to Beusse pursuant to Section 17 of the Employment Agreement at the CBS Radio address found below;

(c)	The provisions of Sections 21 and 22 of the Employment Agreement; and

(d)	The benefits of the Release (found as Exhibit A to the Employment Agreement), to the same extent granted to Westwood One.

5.
Governing Law; Entire Agreement. This Agreement shall be governed in all respects, whether as to its validity, construction, capacity, performance, or otherwise, by the laws of the State of New York, without regard to its principles of conflict of laws. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings among the parties hereto with respect to the subject matter hereof, whether written or oral.

6.	Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

[End of text – signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CBS RADIO INC.

By: /s/ Louis J. Briskman

Name: Louis J. Briskman

Title: V.P.

Address:	Attn: General Counsel CBS Corporation 51 West 52 Street New York, NY 10019-6188

WESTWOOD ONE, INC.

By: /s/ David Hillman

Name: David Hillman

Title: CAO & General Counsel

/s/ Thomas F.X. Beusse
Thomas F.X. Beusse

EXHIBIT A

EMPLOYMENT AGREEMENT

[Intentionally omitted.]

A-1